Exhibit 21.1
KMG Chemicals, Inc.
Subsidiaries (as of July 31, 2007)

Name	Jurisdiction

KMG Electronic Chemicals, Inc.	Delaware

KMG-Bernuth, Inc.	Delaware

KMG de Mexico, SA de CV	Mexico

KMG Italia, S.r.l.	Italy
Subsidiaries that in the aggregate do not constitute a “significant subsidiary” have been excluded.